March 23, 2010

THE QUIGLEY CORPORATION AND PHOSPHAGENICS LIMITED FORM JV TO DEVELOP AND MARKET OTC PRODUCTS

Phusion Laboratories LLC to leverage Phosphagenics’ TPM™ platform technology with Quigley’s robust distribution network and OTC market expertise

DOYLESTOWN, Pennsylvania – March 23, 2010. The Quigley Corporation (NASDAQ: QGLY) and Phosphagenics Limited (ASX: POH, OTCQX: PPGNY) today announced the formation of a joint venture to develop a wide range of non-prescription remedies for worldwide distribution and sale.

The joint venture entity is the newly formed Phusion Laboratories LLC.   Phusion combines Phosphagenics’ state-of-the-art science and research team with Quigley’s robust distribution network and OTC market expertise to develop and market powerful OTC products.

The new products will be powered by Phosphagenics’ proprietary, patented TPM™ technology.  TPM™ is a patient-friendly and cost effective system used to deliver proven pharmaceutical and nutraceutical products.  The ability of TPM™ delivery technology to increase the amount and depth of penetration of active molecules into the skin has been compellingly demonstrated in human clinical trials.  It is effective in delivering OTC molecules orally, topically and via inhalation.

“Phosphagenics’ extraordinary technology lends itself perfectly to delivery of OTC drugs as the inclusion of TPM™ will increase the absorption and efficacy of many OTC active ingredients,” said Quigley CEO Ted Karkus.  “Our signature product Cold-EEZE® has built its reputation and robust distribution network on its uniquely effective delivery system.   We see the world-class scientific research team at Phosphagenics as the perfect partner to help us leverage our existing network and consumer product expertise.”

Harry Rosen, CEO of Phosphagenics, said, “Phosphagenics has invested more than nine years in developing its proprietary TPM™ technology.   Quigley has a proven track record of distributing its OTC lines throughout the US. We see extraordinary OTC products coming out of this joint venture for large markets such as acne treatment and smoking cessation where irritation is a major issue. Our technology has demonstrated that it can deliver products more effectively than other commercial products, while significantly reducing irritation. We believe our partner has an exceptional ability to effectively market and distribute these potential future products.”

“Because we are focusing on OTC drugs, for which no prescription is required, we will avoid the tens of millions of dollars of costs and years of development associated with launching a new prescription drug,” added Mr. Karkus.

Under the terms of the agreement, Quigley and Phosphagenics will each own 50% of Phusion Laboratories, LLC.  Phusion has been granted a worldwide, exclusive, royalty-free license to the TPM™ technology for use in a wide range of non-prescription products, applications and active ingredients.  Quigley will make a one time payment to Phosphagenics of $1 million and the issuance to Phosphagenics of 1.44 million shares of Quigley common stock.

Additionally, Quigley has contributed $500,000 of initial capital and committed up to $2 million toward the initial development and marketing costs of new products for Phusion Laboratories to commercialize.  Phosphagenics will conduct and oversee much of the product development, formulation, testing and other R&D needed by the company.  Quigley will oversee much of the distribution, sales and marketing.

Ted Karkus will discuss and answer questions about Phusion Laboratories during Quigley’s earnings conference call later this week on Thursday, March 25th at 11:00am EDT.

About The Quigley Corporation

The Quigley Corporation is a diversified natural health medical science company.  It is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.  The Quigley Corporation has several wholly owned subsidiaries including Quigley Manufacturing Inc., which consists of an FDA approved facility to manufacture Cold-EEZE lozenges and fulfil other contract manufacturing opportunities, and Quigley Pharma, Inc., which conducts research in order to develop and commercialise a pipeline of patented botanical and naturally derived potential prescription drugs.   For more information visit us at www.Quigleyco.com

About Phosphagenics Limited

Phosphagenics is a Melbourne-based, globally driven biotechnology company focused on the discovery of new and cost effective ways to enhance the bioavailability, activity, safety and delivery of proven pharmaceutical and nutraceutical products. The company is commercializing drug delivery applications based on its novel transdermal (drugs administered via skin) TPM – Targeted Penetration Matrix technology. TPM™ is a patient friendly and cost effective system used to deliver proven pharmaceutical and nutraceutical products.

Two product targets are advancing through clinical trials, including an insulin patch for diabetics and an oxycodone patch for the relief of chronic pain.

Phosphagenics’ shares are listed on the Australian Securities Exchange (POH) and its ADR – Level 1 program in the US is with The Bank of New York Mellon (PPGNY).

For more information, visit us at www.phosphagenics.com

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

For Quigley:

Media Relations
The Lexicomm Group
Wendi Tush
Wendi@lexicommgroup.com
(212) 794-4531
Lindsey Gardner
Lgardner651@gmail.com
(570) 479-4895
www.lexicommgroup.com

Investor Contact
Ted Karkus
Chairman and CEO
The Quigley Corporation
(215) 345-0919 x 0

For Phosphagenics Limited:

Fred Banti, President, Phosphagenics (US)
Phone:  646-706-2155

Investor and Media Contact:
Michael D. Becker, President & CEO
MD Becker Partners LLC
Phone:  267-756-7094
Email: michael@mdbpartners.com
Web: www.mdbpartners.com